Exhibit 99.1

MIVA, INC. AGREES TO SETTLE CLASS ACTION LITIGATIONS WITH PLAINTIFFS IN THE LANE’S GIFTS AND COLLECTIBLES, PAYDAY ADVANCE PLUS AND CISNEROS CASES

FORT MYERS, FL. - January 25, 2008. Global digital media company, MIVA Inc., (NASDAQ:MIVA), today announced it has entered into a settlement agreement with the plaintiffs in the Lane’s Gifts and Collectibles class action litigation regarding alleged click fraud pending in the Miller County Circuit Court, Arkansas.

Additionally, Payday Advance Plus, Inc., the plaintiff in a class action litigation regarding alleged click fraud pending in the U.S. District Court for the Southern District of New York, is a party to the settlement agreement and has agreed to move to dismiss with prejudice all claims it has asserted against MIVA such that the Payday Advance Litigation would be settled and resolved in its entirety.

The settlement agreement is subject to various conditions, including, but not limited to, notice to the class and final approval by the Arkansas court, which granted preliminary approval to the settlement at a hearing held on January 23, 2008.  If approved, the agreement provides that all claims against MIVA and its subsidiaries, including indemnification obligations to a co-defendant, will be dismissed without presumption or admission of any liability or wrongdoing.  Pursuant to the agreement, MIVA would establish a settlement fund of $3,936,812, of which up to $1,312,270 would be in cash for payment of plaintiffs’ attorneys’ fees and class representative incentive awards and the balance would be in advertising credits relating to the class members’ advertising spending with MIVA during the class period.  Dismissal of the PayDay Advance action is subject to approval of the court in New York.

In addition to the Lane’s Gifts and Payday Advance settlement, MIVA has also entered into a settlement agreement with the plaintiffs in the Cisneros class action litigation pending in the Superior Court of the State of California, County of San Francisco, regarding advertising for internet gambling.  The agreement provides that all claims against MIVA will be dismissed without presumption or admission of any liability or wrongdoing.  Pursuant to the agreement, MIVA would pay a total of $15,000 to establish a settlement fund to be used to educate and assist the general public regarding excessive gambling and MIVA shall maintain its current policy regarding gambling advertisements for a period of four years.

“MIVA is pleased to have reached a mutually satisfactory settlement with these plaintiffs and believes that the resolution of these cases will be a significant step forward in our effort to focus on the future of our business rather than expend resources litigating these issues,” said John Pisaris, MIVA’s general counsel.

-ends-

About MIVA®, Inc.

MIVA, Inc. (NASDAQ:MIVA) is a global digital media company with a mission to deliver valuable digital audiences to advertisers. MIVA has two focuses to its business: owning and operating a growing portfolio of consumer destination sites and interest-specific toolbars, through its MIVA Direct division; and running a third-party contextual Pay-Per-Click ad network focused on key vertical sectors, through its MIVA Media division. MIVA, Inc. operates across North America and Europe.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “plan,” “will,” “intend,” “believe” or “expect’“ or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2006 and our most recently filed Form 10-Q.

®Registered trademark

U.S. MIVA Contact:

Alex Vlasto

(212) 736 9151 x: 217

alex.vlasto@miva.com